Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Clarivate Analytics Plc on Form F-1 of our report dated February 27, 2019, with respect to our audit of the financial statements of Churchill Capital Corp as of December 31, 2018 and for the period from June 20, 2018 (inception) through December 31, 2018, which report appears in the Prospectus, which is part of this Registration Statement. We were dismissed as auditors on May 13, 2019 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our Dismissal. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP
New York, NY
February 3, 2020